SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐Preliminary proxy statement                   ☐ Confidential, For Use of the Commission Only
                                       (as permitted by Rule 14a—6(e)(2))
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material under Rule 14a-12

Essex Property Trust, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

April 5, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on May 9, 2006, at 1:00 p.m., Pacific Daylight Time.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President

ESSEX PROPERTY TRUST, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 9, 2006

The 2006 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on May 9, 2006 at 1:00 p.m., Pacific Daylight Time, to consider and vote upon the following proposals:

1. Election of the following three Class III directors of the Company to serve until the 2009 annual meeting of stockholders and until their successors are elected and qualified: George M. Marcus, Gary P. Martin and William A. Millichap.

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2006.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this notice.

The Board of Directors has fixed the close of business on February 28, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. By Order of the Board of Directors,

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President
Palo Alto, California
April 5, 2006

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

This Proxy Statement is furnished to the holders (the “Stockholders”) of the outstanding shares of Common Stock $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for use in voting at the 2006 annual meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 9, 2006 at 1:00 p.m., Pacific Daylight Time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 and any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to Stockholders on or about April 5, 2006.

Form of Proxy Card

This Proxy Statement is accompanied by a form of proxy card for use by Stockholders.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Jordan E. Ritter) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.

The Company may use the services of Corporate Investor Communications, Inc. to assist in soliciting proxies and, in such event, the Company expects to pay approximately $10,000 for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 2 at the Annual Meeting. The close of business on February 28, 2006 has been fixed as the record date (the “Record Date”) for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 2. As of the Record Date, there were 22,873,421 shares of Common Stock outstanding.

Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect Proposal 1, the election of the candidates receiving the most votes. Approval of Proposal 2 requires the affirmative vote of a majority of the shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the vote on Proposal 2, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to Proposal 1, the election of directors, and also on matters of the type contained in Proposal 2. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. The Company does not presently know of any other business which may come before the Annual Meeting.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple Stockholders in a Stockholder’s household. The Company will promptly deliver a separate copy of either document to any Stockholder who contacts the Company’s investor relations department at (650) 494-3700 requesting such copies. If a Stockholder is receiving multiple copies of the proxy statement and annual report at the Stockholder’s household and would like to receive a single copy of these documents for a Stockholder’s household in the future, Stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and such executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z and Series Z-1 Incentive Units, which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name.
Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)

George M. Marcus(4)(5)	1,754,611	7.2%	6.9%

William A. Millichap(4)(6)	588,891	2.5%	2.3%

Keith R. Guericke(4)(7)	161,567	*	*

Michael J. Schall(4)(8)	98,674	*	*

Michael T. Dance(4)(9)	6,500	*	*

John D. Eudy(4)(10)	31,511	*	*

Craig K. Zimmerman(4)(11)	50,033	*	*

David W. Brady(4)(12)	2,500	*	*

Robert E. Larson(4)(13)	25,492	*	*

Gary P. Martin(4)(14)	22,500	*	*

Issie N. Rabinovitch(4)(15)	25,000	*	*

Thomas E. Randlett(4)(16)	32,295	*	*

Willard H. Smith, Jr.(4)(17)	25,000	*	*

All directors and executive officers as a group (13 persons)(18)	2,352,140	9.5%	9.2%

Morgan Stanley (19)	2,307,446	10.1%	9.1%

Deutsche Bank AG (20)	1,784,000	7.8%	7.1%

Stichting Pensioenfonds ABP (21)	1,439,900	6.3%	5.7%

Barclays Global Investors Japan Trust and Banking Company Limited (22)	1,265,498	5.5%	5.0%

Adelante Capital Management LLC (23)	1,183,547	5.2%	4.7%

AMVESCAP, PLC (24)	1,156,086	5.1%	4.6%

The Vanguard Group, Inc. (25)	1,147,684	5.0%	4.5%

* Less than 1%

(1)
Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership”), which presently aggregate to approximately a 9.7% limited partnership interest. The Company presently has approximately 90.3% general partnership interest in the Operating Partnership. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of the Company’s Common Stock.

(2)
With respect to shares of Common Stock, assumes exchange of the limited partnership interests in the Operating Partnership held by such person, if any, into shares of the Company’s Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of the Company’s Common Stock and is based on 22,873,421 shares of the Company’s Common Stock outstanding as of the Record Date.

(3)
Assumes exchange of all outstanding limited partnership interests (including non-forfeitable Series Z and Series Z-1 Incentive Units) in the Operating Partnership for shares of the Company’s Common Stock, which would result in an additional 2,464,086 outstanding shares of the Company’s Common Stock. Assumes that none of the interests in partnerships (such as Downreits), other than the Operating Partnership, held by other persons are exchanged into shares of Common Stock, and that none of the vested stock options held by other persons are converted into shares of the Company’s Common Stock.

(4)	The business address of such person is 925 East Meadow Drive, Palo Alto, California 94303.

(5)
Includes 1,140,482 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus’ limited partnership interests in the Operating Partnership and in certain other partnerships and 301,494 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the Operating Partnership held by The Marcus & Millichap Company (“M&M”) and Essex Portfolio Management Company (“EPMC”), respectively. Also includes 155,000 shares of Common Stock held by M&M, 23,594 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the “M&M 401(k) Plan”), 35,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, and (ii) 6,376 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(6)
Includes 73,099 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap’s limited partnership interests in the Operating Partnership and 301,494 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the Operating Partnership held by M&M and EPMC, respectively. Also includes 20,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 155,000 shares of Common Stock held by M&M, and 15,957 shares of Common Stock held in the M&M 401(k) Plan. Mr. Millichap is Chairman of Marcus & Millichap Real Estate Investment Brokerage Company (an affiliate of M&M) and a principal stockholder in EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon conversion of limited partnership interests). Mr. Millichap disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M and (ii) 9,565 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(7)
Includes 82,564 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the Operating Partnership. Also includes 7,427 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 5,279 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), and 22,658 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 27,817 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(8)
Includes 35,354 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the Operating Partnership. Also includes 3,853 shares of Common Stock held in the Essex 401(k) Plan, and 19,837 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Further includes 860 shares of Common Stock held by Mr. Schall’s three children. Excludes 24,888 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(9)
Includes 2,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 4,500 shares that may be issued in exchange for non-forfeitable Series Z-1 Incentive Units. Excludes 10,500 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 Incentive Units.

(10)
Includes 7,457 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the Operating Partnership. Also includes 1,495 shares of Common Stock held in the Essex 401(k) Plan and 16,689 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 21,012 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(11)
Includes 25,425 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the Operating Partnership and certain other partnerships. Also includes 16,689 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 21,012 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(12)	Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(13)	Includes 15,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(14)	Includes 17,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(15)	Includes 12,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(16)	Includes 16,529 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(17)
Includes 20,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of Common Stock of the Company held by Cohen & Steers Capital Management.

(18)
Includes 1,681,816 shares of Common Stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the Operating Partnership and certain other partnerships and 148,456 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 80,374 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 105,228 shares of Common Stock issuable upon satisfying the requirements of the Series Z and Series Z-1 Incentive Units.

(19)
As reported on Schedule 13G, filed January 24, 2006, Morgan Stanley Investment Management, Inc. is a wholly owned subsidiary of Morgan Stanley. Morgan Stanley has the shared power to vote and direct the vote of 737 shares and shared dispositive power over 737 shares, sole power to vote and direct the vote of 1,679,718 shares and sole dispositive power over 1,679,718 shares. Morgan Stanley Investment Management, Inc. has the sole power to vote and direct the vote of 1,518,814 shares and sole dispositive power over 1,518,814 shares. Addresses: Morgan Stanley, 1585 Broadway, New York, New York 10036; Morgan Stanley Investment Management, Inc., 1221 Avenue of the Americas, New York, New York 10020.

(20)
As reported on Schedule 13G, filed January 24, 2006, RREEF America, L.L.C., a subsidiary of Deutsche Bank AG, has the sole power to vote and direct the vote of 1,784,000 shares and sole dispositive power over 1,784,000 shares. The address for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

(21)
As reported on Schedule 13G, filed February 14, 2006, Stichting Pensioenfonds ABP has the sole power to vote or direct the vote of 1,439,900 shares and the sole dispositive power over 1,439,900 shares. The address for Stichting Pensioenfonds ABP is Oude Lindestraat 70, Post bus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(22)
As reported on Schedule 13G, filed January 26, 2006, Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays”) has the sole power to vote and direct the vote of 1,194,569 shares and sole dispositive power over 1,265,498 shares. The address of Barclays is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-ku, Tokyo 150-0012 Japan.

(23)
As reported on Schedule 13G filed February 14, 2006, Adelante Capital Management LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Adelante Capital Management LLC has the sole dispositive power over 1,183,547 shares. The address for Adelante Capital Management LLC is 555 12th Street, Suite 2100, Oakland, CA 94607.

(24)
As reported on Schedule 13G filed February 13, 2006, AMVESCAP PLC is the U.K. parent company of various INVESCO investment adviser subsidiaries. Such INVESCO subsidiaries have the sole power to vote and direct the vote of 1,156,086 shares and sole dispositive power over 1,156,086 shares. The address for AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.

(25)
As reported on Schedule 13G, filed February 13, 2006, The Vanguard Group, Inc., and its wholly owned subsidiary, Vanguard Fiduciary Trust Company, have the sole power to vote and direct the vote of 8,876 shares and sole dispositive power over 1,147,684 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malbern, PA 19355.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Charter divides the Company’s directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has the following ten directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr. who are classified as Class II directors; and George M. Marcus, Gary P. Martin, and William A. Millichap who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 2007, 2008 and 2006, respectively, and upon such directors’ respective successors being elected and qualified or until any such directors’ earlier resignation or removal.

At the Annual Meeting, the Stockholders will elect three directors: if elected, nominees George M. Marcus, Gary P. Martin and William A. Millichap, will serve as Class III directors for three-year terms. All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. The Class III directors will serve until the annual meeting of stockholders to be held in 2009 and until such directors’ respective successors are elected and qualified or until such directors’ earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

Certain information about George M. Marcus, Gary P. Martin and William A. Millichap, the Class III director nominees, is furnished below.

George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since their inception in 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, and continues to serve on its board of directors. Included among Mr. Marcus’ professional memberships are the Board of Regents of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley — Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations. He graduated with a Bachelor of Science degree in Economics from San Francisco State University; he was honored as Alumnus of the Millennium in 1999. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program.

Gary P. Martin, a private investor, was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was

Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

William A. Millichap is the Chairman of Marcus & Millichap Real Estate Brokerage Company. From 1984 to 2000, he was the President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company. Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974. In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company. Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively. Mr. Millichap is a member of the International Council of Shopping Centers and the National Venture Capital Association, and serves on the Board of Directors of the National Multi-Housing Council. In addition, Mr. Millichap is a member of the Board of Directors of numerous privately held companies. Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965. Prior to becoming affiliated with Mr. Marcus in 1971, he served as an officer in the United States Navy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

Name and Position	Age	First Elected	Term Expires

George M. Marcus Chairman of the Board	64	1994	2006

William A. Millichap Director	62	1994	2006

Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	57	1994	2007

Michael J. Schall Director, Senior Executive Vice President and Chief Operating Officer	48	1994	2008

Michael T. Dance Executive Vice President and Chief Financial Officer	49	—	—

John D. Eudy Executive Vice President-Development	51	—	—

Craig K. Zimmerman Executive Vice President-Acquisitions	55	—	—

David W. Brady Director	65	1994	2008

Robert E. Larson Director	67	1994	2008

Name and Position	Age	First Elected	Term Expires
Gary P. Martin Director	58	1994	2006

Issie N. Rabinovitch Director	59	1994	2007

Thomas E. Randlett Director	63	1994	2007

Willard H. Smith, Jr. Director	69	1996	2008

Biographical information concerning the Class III director nominees is set forth above under the caption “Proposal No. 1 Election of Directors.” Biographical information concerning other directors of the Company and the executive officers of the Company (some of whom are also directors) is set forth below.

Keith R. Guericke, Director, has held the position of President and Chief Executive Officer of the Company since 1988. Mr. Guericke joined the Company’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared the Company for its IPO in 1994, and has since, significantly increased the Company’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, the National Multi-Housing Council, and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971.

Michael J. Schall, Director, is the Senior Executive Vice President and Chief Operating Officer of the Company and is responsible for the strategic planning and executive supervision of Essex’s property operations, corporate finance, redevelopment and co-investment programs. From 1993 to 2005, Mr. Schall was Essex’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of Essex’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. Mr. Schall received a Bachelor of Science degree from the University of San Francisco in 1979. Mr. Schall is a Certified Public Accountant and is a member of the National Association of Real Estate Investment Trusts, the National Multi Housing Council and the American Institute of Certified Public Accountants.

Michael T. Dance, the Company’s Executive Vice President and Chief Financial Officer, joined the Company on February 15, 2005. Prior to joining the Company, and from September 2002, Mr. Dance provided accounting research, SOX compliance consultation, and litigation support services, while teaching as an adjunct Professor for the University of California at Berkeley, HAAS School of Business. From July 2004 through January 2005, he also served as the Executive Director at the Center for Financial Reporting and Management at the University of California at Berkeley, HAAS School of Business. Michael Dance began his career at Peat, Marwick, Mitchell & Co. in 1978. From 1990 to 2002, he was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries. He graduated from California State University, with a B.A. in Economics and has been an active California CPA since 1980. Mr. Dance is a member of the AICPA and California State Society of CPA’s.

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined the Company’s predecessor, Essex Property Corporation, in 1985. While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition. Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980. He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts. Mr. Eudy also serves on the Board of Directors of Silvergate Bank in San Diego, which specializes in secured real estate lending.

Craig K. Zimmerman is responsible for acquisition activities. Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties. Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education. He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus. He is a member of the advisory council for the Kansai Silicon Valley Venture Forum.

Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Dr. Larson currently serves as a director of APX, Inc., Azaire Networks, Inc., NCE Pharmaceuticals, and Skye Investment Advisors. From 1968 to 1983, Dr. Larson was founder, director and President of Systems Control, Inc. He also was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronics Engineers (IEEE) in 1982. Dr. Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master’s and Doctorate degrees from Stanford University in 1961 and 1964, respectively, all in Electrical Engineering.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970.

Thomas E. Randlett, Director, is a certified public accountant and has been engaged as a director at the Law & Economics Consulting Group, Inc. since 1992. Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a managing partner and senior real estate specialist for Peat Marwick Main & Company in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990. Mr. Randlett is a director and member of the audit committee of Greater Bay Bancorp (NASDAQ). He is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants. He received a Bachelor of Arts degree from Princeton University in 1966.

Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith’s primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies’ capital structure and equity requirements, placing offerings with Merrill Lynch’s retail and institutional client base, and assessing the market’s demand for potential equity security offerings. Mr. Smith sits on the boards of Cohen & Steers family of mutual funds, Realty Income Corporation, and recently joined the Board of Directors of Crest Net Lease, Inc. Prior to joining Merrill Lynch & Co., Mr. Smith worked at F. Eberstadt & Company from 1971 to 1979. Mr. Smith received his Bachelor of Science degree in Business Administration 1959, and Bachelor of Science degree in Industrial Engineering in 1960 from the University of North Dakota.

BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

During 2005, the Board held seven meetings (in person, telephonically or by written consent). Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of the committee of the Board on which he served. In 2005, the Board had six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Stock Incentive Plan Committee, the Nominating and Corporate Governance Committee and the Pricing Committee. The members of the committees during fiscal 2005 are identified in the following table:

Director	Executive	Audit	Compensation	Stock Incentive Plan	Nominating/ Corporate Governance	Pricing
David W. Brady		X
Keith R. Guericke	X					X
Robert E. Larson			X	X	X
George M. Marcus	Chair		X
Gary P. Martin		X		Chair
William A. Millichap
Issie N. Rabinovitch			Chair	X	X
Thomas E. Randlett	X	Chair			Chair
Michael J. Schall						X
Willard H. Smith, Jr.						Chair

Annual Meeting of Stockholders

The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Nine of the Company’s ten directors attended the 2005 annual meeting of stockholders

Committees of the Board of Directors

The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met (in person, telephonically or by written consent) twelve times during 2005.

The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews allegations of wrongdoing that involve Company personnel. The Audit Committee operates under a written charter, which can be viewed at the Company’s website on www.essexpropertytrust.com and which is attached to this Proxy Statement as Appendix A. The Board of Directors has determined that all Audit Committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate. The Board of Directors has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met (in person, telephonically or by written consent) six times during 2005.

The Board of Directors has also determined that Thomas E. Randlett is the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee operates under a written charter, which was revised in 2006 and which can be viewed at www.essexpropertytrust.com. All members of the Compensation Committee are independent directors within the meaning of the rules of the New York Stock Exchange. The Compensation Committee met (in person, telephonically or by written consent) four times during 2005.

The Stock Incentive Plan Committee administers the Essex Property Trust, Inc. 2004 Stock Incentive Plan, including the authority to grant and to amend options thereunder, and reports to the Board regarding that plan from time to time, or whenever called upon to do so. All members of the Stock Incentive Plan Committee are independent directors within the meaning of the rules of the New York Stock Exchange. The Stock Incentive Plan Committee met (in person, telephonically or by written consent) six times during 2005. In February 2006, the Essex Board of Directors decided to dissolve the Stock Incentive Plan Committee and to transfer all the responsibilities of that Committee to the Compensation Committee. Thus, effective as of February 2006, the Compensation Committee will administer the 2004 Stock Incentive Plan.

The Nominating and Corporate Governance Committee assists the Board of Directors in selecting nominees for election to the Board and monitors the composition of the Board. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee met twice during 2005.

The Nominating and Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a Stockholder. The Company does not pay any third party to identify or assist in identifying or evaluation potential nominees.

The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.essexpropertytrust.com.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s real estate experience, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating and Corporate Governance Committee further reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company.

The Pricing Committee establishes the price at which the Company’s securities will be offered to the public in public offerings of the Company’s securities. The Pricing Committee met once in 2005.

Presiding Independent Director

The Board has designated, in accordance with New York Stock Exchange corporate governance listing standards, George M. Marcus, as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions without management at which George M. Marcus presides.

Director Independence

Under independence standards establish by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

•
A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A director is not independent if the director has received, or has an immediate family member that is an executive officer of the Company and who has received, during any twelve month period with the last three years, more than $100,000 in direct compensation from the Company (other than director and committee fees and compensation or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).

•
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of any other company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•
A director is not independent if the director serves an executive officer of any tax exempt organization to which the Company has made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

The Board has determined that the following directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange: David W. Brady, Robert E. Larson, George M. Marcus, Gary P. Martin, William A. Millichap, Issie N. Rabinovitch, Thomas E. Randlett, and Willard H. Smith, Jr.

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the code of ethics and corporate governance guidelines at Company’s Internet website at www.essexpropertytrust.com. Copies of the Company’s committee charters, corporate governance guidelines and code of ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of Stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to Stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, Stockholders wishing to formally communicate with the Board of Directors may send communications directly to the Presiding Director of the Board: George M. Marcus, Chairman of the Board, c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was formed in June 1994. No interlocking relationship existed in 2005 or presently exists between any member of the Company’s Compensation Committee or Board of Directors on the one hand and another company’s compensation committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Transactions.”

Compensation of Directors

Each director, who is not an executive officer, receives the following compensation:

●
An annual grant of options to purchase 2,500 shares of the Company’s Common Stock at the closing market price of the Common Stock on the date of grant. This annual grant occurs as of the annual shareholder’s meeting date. In 2005, pursuant to this arrangement, each director, who was not an executive officer, received a grant of an option to purchase 2,500 shares of Common Stock at an exercise price of $79.25.

●	An annual cash retainer, paid quarterly, in the amount of $22,000 per year.

●	A board attendance fee of $1,000 per meeting attended.

●
A committee attendance fee of $500 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $1,000 attendance fee is paid. With the exception of meetings of the Audit Committee, no meeting attendance fees shall apply when both Board of Directors and committee meetings occur on the same day.

●	The Chairman of the Audit Committee, Mr. Randlett, receives $10,000 per year, payable quarterly, in addition to the other compensation indicated above.

Each non-employee director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option. In the event of a change in control of the Company, the Board may unilaterally cancel a director option as of any date to the extent then unexercised after advance written notice to each affected director.

The following table summarizes the total compensation paid to directors who were not executive officers during fiscal 2005:
Director	Total 2005 Compensation	Annual Cash Retainer	Board Attendance Fee	Committee Attendance Fee	Committee Chair Fee	Option Awards(1)
David W. Brady	$67,875	$22,000	$7,000	$6,500	-	$32,375
Robert E. Larson	$67,875	$22,000	$7,000	$6,500	-	$32,375
George M. Marcus	$69,875	$22,000	$8,000	$7,500	-	$32,375
Gary P. Martin	$70,375	$22,000	$7,000	$9,000	-	$32,375
William A. Millichap	$62,375	$22,000	$8,000	-	-	$32,375
Issie N. Rabinovitch	$66,875	$22,000	$7,000	$5,500	-	$32,375
Thomas E. Randlett	$86,375	$22,000	$7,000	$15,000	$10,000	$32,375
Willard H. Smith, Jr.	$60,240	$22,000	$5,865	-	-	$32,375
________________________________
(1)
The value represents the spread between the exercise price of the stock options, which is $79.25 per share, and $92.20, the closing price per share of the underlying shares of Common Stock, as reported on the New York Stock Exchange on December 30, 2005 (the last trading day of fiscal year 2005).

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth certain information for the years ended December 31, 2003, 2004 and 2005 concerning compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation		Long Term Compensation
			Awards
Name and Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(1)	Securities Underlying Stock Options/ SARs(#)

Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	2005	$297,115	$662,000(2)	$963,520(3)	—
	2004	$278,000	$600,000	$717,033(4)	—
	2003	$300,000	—	—	—

Michael J. Schall Director, Senior Executive Vice President and Chief Operating Officer	2005	$242,644	$575,000(2)	$867,316(3)	—
	2004	$252,500	$600,000	$717,033(4)	—
	2003	$275,000	—	—	—

Michael T. Dance (5) Executive Vice President and Chief Financial Officer	2005	$153,538	$187,500	$1,021,500(3)	10,000
	2004
	2003

John D. Eudy Executive Vice President- Development	2005	$199,038	$325,000	$770,927(3)	—
	2004	$100,000	$525,000	$551,548(4)	—
	2003	$100,000	$100,000	—	—

Robert C. Talbott (6) Senior Vice President	2005	$172,371	$350,000	—	—
	2004	$100,000	$335,000	$330,970(4)	—
	2003	$100,000	$60,000	—	—

Craig K. Zimmerman Executive Vice President- Acquisitions	2005	$199,038	$275,000	$770,927(3)	—
	2004	$100,000	$650,000	$551,548(4)	—
	2003	$100,000	$100,000	—	—

(1)
Represents Series Z-1 Incentive Units of limited partnership (“Series Z-1 Incentive Units”) in Essex’s Operating Partnership, which, upon certain triggering events, will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of the Company’s Common Stock. The conversion ratio of Series Z-1 Incentive Units into common units was initially set at 20% and will increase by up to 10% on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target for the prior years, or such other target as the Compensation Committee deems appropriate, up to a maximum conversion ratio of 100%.

(2)
Also reflects the Company’s foregiveness of loans in January 2006 which (i) for Mr. Guericke totaled $150,000 in principal and approximately $112,000 in accrued interest and (ii) for Mr. Schall totaled $100,000 in principal and approximately $75,000 in accrued interest.

(3)	In 2005, Essex granted Messrs. Guericke, Schall, Eudy, Dance, and Zimmerman, 10,456, 9,412, 8,366, 15,000 and 8,366 Series Z-1 Incentive Units, respectively.

The amounts in the table assume the maximum conversion ration of 1.0, even though the conversion ratio at the time of grant and as of December 31, 2005 was 20%. The amounts are also based on valuing each unit as equal to a share of Essex common stock with a price per share equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant of the Series Z-1 Incentive Units, less the $1.00 capital contribution required for each unit; for the above named persons, other than Mr. Dance, such date of grant was December 23, 2005 and such closing price was $93.15 and for Mr. Dance, such date of grant was March 31, 2005 and such closing price was $69.10. Based on the closing price of the common stock on December 30, 2005 of $92.20 (and less the $1.00 capital contribution), such values as of December 30, 2005 for the Series Z-1 Incentive Units granted to such persons in 2005 are as follows: Mr. Guericke, 10,456 units ($953,587); Mr. Schall, 9,412 units ($858,374); Mr. Eudy, 8,366 units ($762,979); Mr. Dance, 15,000 units ($1,368,000); and Mr. Zimmerman, 8,366 units ($762,979).

Series Z-1 Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis. Over time the distribution percentage may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio. During the quarter ended December 31, 2005, the regular quarterly distributions on the Series Z-1 Incentive Units granted in 2005 were equal to 25% of the distributions on a common unit of the Operating Partnership. See “Series Z and Series Z-1 Incentive Units” below.

(4)
In 2004, Essex granted Messrs. Guericke, Schall, Eudy, Talbott and Zimmerman 10,607, 10,607, 8,159, 4,896, and 8,159 Series Z-1 Incentive Units, respectively. The amounts in the above table for such 2004 Series Z-1 Incentive Unit grants are based on valuing these units as of the date of their grant in 2004, using the same methodology as discussed above for the 2005 Series Z-1 Incentive Unit grants. See footnote three above. Based on the closing price of the Essex common stock on December 30, 2005 of $92.20 (and less the $1.00 capital contribution), such values as of December 30, 2005 for the Series Z-1 Incentive Units granted to the above named persons in 2004 are as follows: Mr. Guericke, 10,607 units ($967,358), Mr. Schall, 10,607 units ($967,358), Mr. Eudy, 8,159 units ($744,101), Mr. Talbott, 4,896 units ($446,515), and Mr. Zimmerman, 8,159 units ($744,101).

(5)	Michael T. Dance was hired as the Company’s Executive Vice President and Chief Financial Officer on February 15, 2005.

(6)	Mr. Talbott resigned from his position at the Company, effective January 2006.

Option Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2005. In addition, as required by the Securities and Exchange Commission rules, the table sets forth the potential realizable value over the term of the option (the period from the grant to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.
	Individual Grants
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price Per Share($/Sh)(2)	Expiration Date(3)	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(4)
					5%	10%
Michael T. Dance	10,000	5.3%	$72.70	2/22/2015	$457,206	$1,158,650

(1)	For the fiscal year ended December 31, 2005, the Company granted options to employees to purchase an aggregate of 188,800 shares.
(2)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock at the date the options were granted.
(3)	Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee’s death or disability.
(4)
Such amounts have been calculated as the exercise price multiplied by the respective annual assumed growth rate (compounded), less the exercise price of the underlying option, multiplied by the number of options granted.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in fiscal year 2005, and unexercised options held as of December 31, 2005.

Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise(1)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (1)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Keith R. Guericke	20,000	$1,057,500	7,427	—	$430,394	—

Michael J. Schall	4,573	$236,652	—	—	—	—

Michael T. Dance	—	—	—	10,000	—	$195,000

John D. Eudy	—	—	—	—	—	—

Robert C. Talbott	2,869	$155,104	6,262	—	$377,360	—

Craig K. Zimmerman	—	—	—	—	—	—

(1)	The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2)
The value of “in-the-money” stock options represents the positive spread between the exercise price of options and $92.20, the closing price per share of the underlying shares of Common Stock, as reported on the New York Stock Exchange on December 30, 2005 (the last trading day of fiscal year 2005).

Equity Compensation Plans

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights	Weighted Average Exercise Price For Outstanding Options, Warrants And Rights	Securities Remaining Available for Future Issuance Under Plans

Equity compensation plans approved by security holders:

Option Plans	530,375	$43.77(1)	977,700

Equity compensation plans not approved by security holders:

Series Z Incentive Units(2)	200,000	N/A	0

Series Z-1 Incentive Units(2)	212,952	N/A	187,048

Total	943,327	—	1,164,748

(1)	This weighted average price amount applies only to options granted under the Company’s 1994 and 2004 plans.

(2)
Series Z and Series Z-1 Incentive Units are convertible, upon certain triggering events, into common units of the Operating Partnership, which in turn are exchangeable on a one-for-one basis for shares of the Company’s Common Stock. As of the Record Date, the conversion ratio for Series Z Incentive Units was 55.5% and the conversion rate for Series Z-1 Incentive Units ranged from 20% to 40%, respectively. These conversion ratios may increase over time, up to 100%, upon satisfaction of specific conditions. See “Series Z and Series Z-1 Incentive Units” below.

EMPLOYMENT CONTRACTS

The Company and Michael T. Dance, the Company’s Executive Vice President and Chief Financial Officer, are parties to a letter agreement, dated January 14, 2005. The letter agreement provides for an at-will employment relationship with the Company with a base salary payable to Mr. Dance of $200,000 per year. Pursuant to the agreement, in 2005, Mr. Dance received stock options to purchase 10,000 shares of common stock at an exercise price of $72.70 per share and was issued 15,000 Series Z-1 Incentive Units for a purchase price of $1.00 per Unit. In accordance with the agreement on the first year anniversary of Mr. Dance’s employment with the Company, he received incentive compensation in the amount of $187,500.

SERIES Z AND SERIES Z-1 INCENTIVE UNITS

The Company has adopted an incentive program involving the issuance of Series Z Incentive Units (“Series Z Incentive Units”) and Series Z-1 Incentive Units (“Series Z-1 Incentive Units”) of limited partnership interest in the Operating Partnership. This program is intended to further the Company’s objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z Incentive Units and Series Z-1 Incentive Units are a means to link compensation to targeted levels of growth in funds from operations per share.

The issuance of Series Z Incentive Units and Series Z-1 Incentive Units is administered by the Company’s Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each participant.

The Series Z Incentive Units program authorized up to 200,000 Series Z Incentive Units to be issued. On June 28, 2001, the Operating Partnership issued all 200,000 Series Z Incentive Units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit. No further Series Z Incentive Units may be issued.

The Series Z-1 Incentive Units program authorizes the issuance of up to 400,000 Series Z-1 Incentive Units. In June 2004, the Operating Partnership issued 95,953 Series Z-1 Incentive Units to 14 senior executives of the Company in exchange for a capital commitment of $1.00 per Unit. In 2005, the Operating Partnership issued 116,999 Series Z-1 Incentive Units to sixteen senior executives of the Company for cash or a capital commitment of $1.00 per unit. As of December 31, 2005, an additional 187,048 Series Z-1 Incentive Units were available for future issuance.

Upon certain triggering events, the Series Z and Series Z-1 Incentive Units will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of the Company’s Common Stock. The conversion ratio of Series Z and Series Z-1 Incentive Units into common units, will increase by up to 10% (up to 20% in certain circumstances in the year following their initial issuance) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratio of 100%. On March 28, 2006, the conversion ratio of the Series Z Incentive Units was 55.5% and the conversion ratio of the Series Z-1 Incentive Units ranged from 20% to 40%.

The Series Z and Series Z-1 Incentive Units will automatically convert into common units of the Operating Partnership (i) if the conversion ratio reaches the maximum level of 100%, (ii) if none of the participating executives remain employed by the Company, (iii) if the Company dissolves or is liquidated or, (iv) at the latest, on January 1, 2016 in the case of Series Z Incentive Units and June 2019 in the case of Series Z-1 Incentive Units. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z and Series Z-1 Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder. In such event, the Operating Partnership will redeem the units for, at its option, either common units of the Operating Partnership or shares of the Company’s Common Stock based on the then-effective conversion ratio.

The Series Z and Series Z-1 Incentive Units are entitled to participate in regular quarterly distributions paid out by the Operating Partnership. As of February 28, 2006, each Series Z Incentive Unit was entitled to receive 55.5% of the distribution received by each common unit of the Operating Partnership and the Series Z-1 Incentive Units were entitled to receive a percentage ranging from 25% to 40% of such distribution. Over time the distribution percentages of the Series Z and Z-1 Incentive Units may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio.

EXECUTIVE SEVERANCE PLAN

In May 2001, the Company adopted an executive severance plan that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, certain First Vice Presidents, and any Vice President with ten (10) or more years of service with the Company. Thus, this plan covers Messrs. Guericke, Schall, Dance, Eudy, and Zimmerman and other officers of the Company with ten years or more of service. Under this plan, if there is a change in control (as defined in the plan) of the Company, all stock options to the officers covered by the plan shall become fully exercisable and shall remain outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer’s employment.

In addition, the plan provides that if within 12 months following a change in control of the Company, the Company terminates without cause (as defined in the plan) an officer covered by the plan or such officer terminates his or her employment for good reason (as defined in the plan), then the Company shall pay such officer an amount equal to (i) two times the amount of such officer’s current annual base salary, and (ii) two times the amount of such officer’s targeted annual bonus.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following compensation committee report shall not be deemed to be incorporated by reference into any such filings.

The Company’s Compensation Committee is responsible for developing, administering and monitoring the compensation policies applicable to the Company’s executive officers, including the Series Z and Series Z-1 Incentive Unit Programs. In 2005, the Company’s Stock Incentive Plan Committee (collectively, with the Compensation Committee, the “Committees”) was responsible for the administration of the Company’s 1994 and 2004 Stock Incentive Plans, under which, in the case of the 2004 Stock Incentive Plan, grants may be made to executive officers and other key employees.

Executive Compensation Philosophy. The Committees believe that the primary goal of the Company’s executive compensation program should be related to creating stockholder value. The Committees seek to offer the Company’s executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company as compared to other REITs and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company’s long-term success, to reward the achievement of the Company’s short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance. When setting executive officer compensation, the Committees intend to evaluate annually the performance of the Company and to compare the Company’s performance and compensation structure with those of other REITs and real estate companies engaged in activities similar to those of the Company.

Key factors considered by the Compensation Committee in 2005 included:

• the change in funds from operations per share as compared to other multifamily REITs,

• success in the Company’s ability to identify markets with strong long-term growth potential consistent with its strategy,

• the Company’s success in acquiring or developing properties in markets targeted by its economic research,

• the implementation of the Company’s disposition program, including the reinvestment of funds generated from asset sales, and

• the Company’s success at identifying attractive financing alternatives

The Company’s compensation program has three principal elements: base salary, performance incentive bonuses and long-term incentive awards.

Base Salaries and Bonus. The base compensation and bonuses for the Company’s Named Executive Officers in 2005 was established through negotiations between the Company and each Named Executive Officer. The base salaries will be reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in funds from operations per share of Common Stock and other key factors considered by the Compensation Committee, and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. Although the Compensation Committee considers these factors in determining base salaries and adjustments thereto, the Compensation Committee anticipates that the analysis will be subjective rather than objective and the weight given such factors may vary from individual to individual.

Long-Term Incentive Plan. The Compensation Committee believes that long term incentive programs can promote executive management retention and alignment of executive and stockholder interests. The factors considered in establishing the Company’s long term incentive plan and authorizing grants thereunder included (i) the equity incentive programs of the peer group in which the Company competes for executive talent and (ii) the Company’s future performance goals that are expected to lead to appreciation in the Company’s Common Stock.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company’s 2004 and 1994 Stock Incentive Plans are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where compensation payable under such programs may not be deductible.

Chief Executive Officer Compensation. The base compensation of Keith R. Guericke in 2005 was $297,115, which had been determined through negotiations between the Company and Mr. Guericke. In 2005, Mr. Guericke received 10,456 Series Z-1 incentive units pursuant to the Company’s long-term incentive plan for a cash payment of $10,456. For 2005 service, he also received bonus compensation totalling approximately $662,000, which consisted of a cash bonus of $400,000 and the forgiveness on January 2, 2006, of two outstanding loans from the Company to him, which totalled $150,000 in principal and approximately $112,000 in accrued interest. In authorizing the bonus compensation for Mr. Guericke, the Compensation Committee considered (i) the Company’s FFO per share as compared to its business plan, (ii) the realized gains and contribution to funds from operations from the Company’s disposition of Essex Apartment Value Fund I and the Essex at Lake Merritt, (iii) the operating results of the Company’s relative to budget and other multifamily REITs, and (iv) the compensation levels for the Chief Executive Officers of other multifamily REITs. Mr. Guericke’s base salary, bonus, and long-term incentive awards, if any, will be reviewed by the Committees and adjusted annually based on the criteria for all executive officers discussed above.

Compensation Committee of
The Board of Directors

Robert E. Larson
George M. Marcus
Issie N. Rabinovitch

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following stock performance graph shall not be deemed to be incorporated by reference into any such filings.

The following stock price performance graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company’s Common Stock since December 31, 2000 with (ii) the cumulative total stockholder return on (a) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (b) the Equity REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). The stock price performance graph assumes an investment of $100 in the Company’s Common Stock, the S&P 500, and in the NAREIT Equity REIT Total Return Index, on December 31, 2000. The graph also assumes the reinvestment of all dividends.

IT SHOULD BE NOTED THAT THE FOLLOWING LINE GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG ESSEX PROPERTY TRUST, INC.,
S&P 500 INDEX AND NAREIT ALL EQUITY REIT INDEX
		Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Essex Property Trust, Inc.	100.00	95.55	104.30	138.86	189.35	216.68
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
NAREIT All Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors consists of Messrs. Brady, Martin and Randlett. Mr. Randlett serves as Chairman of the Committee. The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, as currently applicable to the Company.

The Audit Committee operates under a written charter approved by the Board of Directors, which was amended and restated on March 26, 2003. A copy of the charter is attached to this Proxy statement as Appendix A.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements and management’s assessment of internal controls over financial reporting by the Audit Committee for fiscal year 2005 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee also has recommended, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

Members of the Audit Committee

David W. Brady
Gary P. Martin
Thomas E. Randlett, Chairman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Marcus & Millichap Real Estate Investment Brokerage Company

The Marcus & Millichap Real Estate Investment Brokerage Company (“M&M REIBC”) is a commercial real estate brokerage firm that is a subsidiary of The Marcus & Millichap Company (“M&M”). Mr. Millichap, a director of the Company, is the Chairman of M&M REIBC. Mr. Marcus, the Chairman of the Company, is the Chairman of M&M. During the year ended December 31, 2005, the Company paid no brokerage commissions to M&M REIBC with respect to purchases and sales of real estate.

Property Management

The Company, through the Operating Partnership, owns all of the nonvoting preferred stock of Essex Management Corporation (“EMC”). During 2005, EMC received approximately $108,000 for property and asset management services for properties that are not owned by the Company but in which Mr. Marcus holds a partial ownership interest. The fees charged by EMC with respect to such properties are comparable to the fees it charges for providing property and asset management services for other properties.

Investment in Mountain Vista Apartments, LLC

On May 1, 2000, the Company originated an 11.5% subordinated $9.5 million loan to Mountain Vista Apartments, LLC (“Mountain Vista”), which loan related to the acquisition and redevelopment of an apartment community owned by Mountain Vista. Mountain Vista is controlled by M&M. The Chairman of M&M is George Marcus, who is also the Chairman of the Company. In addition, William Millichap, a director of the Company, is also the Chairman of M&M REIBC, an affiliate of M&M. After the initial 2000 loan, the Company made additional loan advances, as was anticipated, related to the redevelopment. The loan agreements for such loans provide, in part, that the Company is entitled to 25% of the profits generated by Mountain Vista after yielding an 11.5% annualized return on equity. The loans were subsequently converted to an ownership interest in Mountain Vista that had similar economic features as the loans. In November 2001, Mountain Vista loaned the Company approximately $6.8 million related to the refinance of its apartment community, which was recorded as a reduction in the balance of the Company’s investment in Mountain Vista since the substance of the transaction was a distribution from an equity method investee. At December 31, 2005, the book value of the Company’s investment in Mountain Vista was $6,806,000. The investment in Mountain Vista was approved by the disinterested directors of the Company’s board of directors.

Agreement between Mr. Marcus and The Company

George Marcus, the Company’s Chairman, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

Indebtedness of Management

On April 15, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President of the Company, in the amount of $75,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Guericke to pay certain tax liabilities related to Mr. Guericke’s ownership of interests in the Operating Partnership. During 2005, the largest amount outstanding under the loans was $375,000, together with accrued interest of approximately $238,000 as of December 31, 2005. On January 2, 2006, the Company cancelled the two loans made on April 15, 1996 and December 31, 1996. At the date of such forgiveness, the loans totaled $150,000 in principal and approximately $112,000 in accrued interest. As of the Record Date, the principal amount of $225,000, together with accrued interest of approximately $126,000 was outstanding.

On April 30, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Michael J. Schall, Senior Executive Vice President and Chief Operating Officer of the Company, in the amount of $50,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Schall to pay certain tax liabilities related to Mr. Schall’s ownership of interests in the Operating Partnership. During 2005, the largest amount outstanding under the loans was $250,000, together with accrued interest in the amount of approximately $159,000 as of December 31, 2005. On January 2, 2006, the Company cancelled the two loans made on April 30, 1996 and December 31, 1996. At the date of such forgiveness, the loans totaled $100,000 in principal and approximately $75,000 in accrued interest. As of the Record Date, the principal amount of $150,000, together with accrued interest of approximately $84,000 was outstanding.

Sale of Series Z-1 Incentive Units

In 2005, the Operating Partnership sold an aggregate of 116,999 Series Z-1 Incentive Units of limited partnership interest in the Operating Partnership (the “Series Z Incentive Units”) to 16 of the Company’s officers, in exchange for cash or capital commitments in the aggregate amount of $116,999. Such capital commitments of $1.00 per Series Z-1 Incentive Unit were paid by the executive officers at the closing of the sale and, for recipients other than the executive officers, are payable on demand, and are to be offset by any distributions paid with respect to such Series Z-1 Incentive Units, until the capital commitments have been reduced to zero. Such capital commitments do not bear interest. See “Series Z and Series Z-1 Incentive Units.”

Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP served as the Company’s independent registered accounting firm for the fiscal year ended December 31, 2005 and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

Unless marked to the contrary, proxies received will be voted FOR ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2006.

FEES PAID TO KPMG LLP

Audit And Non-Audit Fees

The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2005 and fees billed for other services rendered by KPMG LLP during those periods:

	Fiscal 2004	Fiscal 2005
Audit Fees (1)	$1,239,574	$1,156,394
Audit-Related Fees (2)	—	—
Tax Fees (3)	265,838	268,124
All Other Fees (4)	—	—
Total	$1,505,412	$1,424,518

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and the audit of internal controls and the related management assessment of internal controls, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” There were no Audit-Related Fees incurred in fiscal 2005 or fiscal 2004.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. There were no fees in this category incurred in fiscal 2005 or fiscal 2004.

The Audit Committee did consider whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and concluded that provision of such other services are compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent audit committee meetings.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. A copy of the Code of Ethics is posted on the Company’s Internet website at www.essexpropertytrust.com. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Ethics. A copy of the Code of Ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice therefor in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company’s 2007 Annual Meeting of Stockholders, a Stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than January 20, 2007 and no later than February 19, 2007. A Stockholder’s notice shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such Stockholder, as they appear on the Company’s books, and of such beneficial owner and (b) the number of shares of each class of stock of the Company which are owned beneficially and of record by such Stockholder and such beneficial owner.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received by the Company not later than December 6, 2006 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ending December 31, 2005, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO MARY JENSEN, DIRECTOR OF INVESTOR RELATIONS, ESSEX PROPERTY TRUST, INC., 925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE, WHICH IS HTTP://WWW.ESSEXPROPERTYTRUST.COM.

By Order of the Board of Directors

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President
April 5, 2006
Palo Alto, California

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE

APPENDIX A
AUDIT COMMITTEE CHARTER
OF
ESSEX PROPERTY TRUST, INC.

Purposes, Authority & Funding

The audit committee (the “Committee”) of the Board of Directors (the “Board”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), is appointed by the Board for the purpose of (1) assisting Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the Company’s independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors; and (2) preparing an audit committee report as required by the U.S. Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. In so doing, the Committee shall endeavor to maintain free and open communication between the Company’s directors, independent auditor and financial management.

The Committee shall have the authority to retain independent legal, accounting or other advisers as it determines necessary to carry out its duties and, if necessary, to institute special investigations. The Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Further, the Committee may request any such officer, employee, outside counsel or independent auditor to provide any pertinent information to the Committee or to any other person or entity designated by the Committee.

The Company shall provide the Committee with appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for the payments of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (2) compensation to any independent advisers retained by the Committee in carrying out its duties; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Committee Membership

The members of the Committee (the “Members”) shall be appointed by the Board and shall serve at the discretion of the Board. The Committee shall consist of at least three (3) Members, each of which shall be a member of the Board. The following membership requirements shall also apply:

 (i)  each Member must be “independent” as defined in Section 303A.02 of the rules of the New York Stock Exchange (the “NYSE”);

(ii)  each Member must meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under the Securities and Exchange Act of 1934, as amended (the “Act”), subject to the exemptions provided in Rule 10A-3(c) under the Act;

(iii)  each Member must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee; and

(iv)  at least one (1) Member must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

If a current Member of the Committee ceases to be independent under the requirements of subparagraphs (i) and (ii) above for reasons outside the Member’s reasonable control, the affected Member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with those requirements; provided, however, that when relying on the exception set forth in this sentence the Committee shall cause the Company to provide notice to the NYSE immediately upon learning of the event or circumstance that caused the non-compliance.

Duties & Responsibilities

In fulfilling its purposes as stated in this Charter, the Committee shall undertake the specific duties and responsibilities listed below and such other duties and responsibilities as the Board shall from time to time prescribe, and shall have all powers necessary and proper to fulfill all such duties and responsibilities. Subject to applicable Board and stockholder approvals, the Committee shall:

Financial Statement & Disclosure Matters

1.
Review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC and the NYSE;

2.
Review analyses specifically prepared by management and/or the Company’s independent auditor dealing with significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements;

3.
Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

4.	Discuss policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

5.
Review with the Company’s independent auditor, management and internal auditors any information regarding “second” opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

6.
Review and discuss with management and the Company’s independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements and aggregate contractual obligations, on the Company’s financial statements;

7.
Review and discuss reports from the Company’s independent auditor regarding: (a) all critical accounting policies and practices to be used by the Company; (b) all alternative treatments of financial information within GAAP that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

8.
Review and discuss with management the Company’s audited financial statements. Review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

9.	Discuss the Company’s earnings press releases (including type and presentation of information), as well as financial information and earnings guidance provided to analysts and ratings agencies;

10.	If deemed appropriate, recommend to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year;

11.
Prepare and approve the report required by the rules of the SEC to be included in the Company’s annual proxy statement in accordance with the requirements of Item 7(d)(3)(i) of Schedule 14A and Item 306 of Regulation S-K;

12.	Meet separately, periodically, with management, with the Company’s internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent auditor;

Matters Regarding Oversight of the Company’s Independent Auditor

13.
Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; provided also that each such registered public accounting firm shall report directly to the Committee;

14.
Receive and review a formal written statement and letter from the Company’s independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, as may be modified or supplemented;

15.	Actively engage in a dialogue with the Company’s independent auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent auditor;

16.
Establish policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services (including the fees and terms thereof) to be performed by the Company’s independent auditor, with exceptions provided for de minimis amounts under certain circumstances as permitted by law; provided, however, that: (a) the Committee may delegate to one (1) or more Members the authority to grant such pre-approvals if the pre-approval decisions of any such delegate Member(s) are presented to the Committee at its next-scheduled meeting; and (b) all approvals of non-audit services to be performed by the independent auditor must be disclosed in the Company’s applicable periodic reports;

17.
Obtain and review, at least annually, a report by the Company’s independent auditor describing: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditor and the Company (to assess the auditor’s independence);

18.	Discuss with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, relating to the conduct of the audit;

19.
Review with the Company’s independent auditor any audit problems, difficulties or disagreements with management that the independent auditor may have encountered, as well as any management letter provided by the independent auditor and the Company’s response to that letter, including a review of: (a) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information; (b) any changes required in the planned scope of the internal audit; and (c) the Company’s internal audit department’s responsibilities, budget and staffing;

20.	Review and evaluate the qualifications, performance and independence of the Company’s independent auditor and its lead partner, and present the Committee’s conclusions to the Board;

21.
Oversee the rotation of the lead (or coordinating) audit partner of the Company’s independent auditor having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least every five (5) years;

22.
Review the Company’s annual audited financial statements with management, including a review of major issues regarding accounting and auditing principles and practices, and evaluate the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon;

23.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent auditor, internal auditors or management;

Matters Regarding Oversight of the Company’s Internal Audit Function

24.	Review the appointment of, and any replacement of, the Company’s senior internal auditing executive;

25.	Review the significant reports to management prepared by the Company’s internal auditing department and management’s responses;

Matters Regarding Oversight of Compliance Responsibilities

26.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations;

27.
Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

28.	Review and address any concerns regarding potentially illegal actions raised by the Company’s independent auditor pursuant to Section 10A(b) of the Act,;

Additional Duties & Responsibilities

29.	Review and reassess the adequacy of the Charter annually;

30.	Review and assess the performance and effectiveness of the Committee at least annually;

31.
Report regularly to the Board with respect to the Committee’s activities and make recommendations as appropriate. Report regularly to the Board, and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the Company’s internal audit function;

32.
Review with the Company’s outside counsel and internal legal counsel any legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;

33.	Provide oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments; and

34.	Take any other actions that the Committee deems necessary or proper to fulfill the purposes and intent of this Charter.

While the Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather, those duties are the responsibility of management and the independent auditor.

Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Maryland State Corporate Law. Further, nothing contained in this Charter is intended to alter or impair the right of the Members to rely, in discharging their duties and responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by its officers or employees or by outside experts and advisers such as the Company’s independent auditor.

Structure & Meetings

The Committee shall conduct its business and meetings in accordance with this Charter, the Company’s bylaws and any direction set forth by the Board. The chairperson of the Committee shall be designated by the Board or, in the absence of such a designation, by a majority of the Members. The designated chairperson shall preside at each meeting of the Committee and, in consultation with the other Members, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. In the absence of the designated chairperson at any meeting of the Committee, the Members present at such meeting shall designate a chairperson pro tem to serve in that capacity for the purposes of such meeting (not to include any adjournment thereof) by majority vote. The chairperson (other than a chairperson pro tem) shall ensure that the agenda for each meeting is distributed to each Member in advance of the applicable meeting.

The Committee shall meet as often as it determines to be necessary and appropriate, but not less than quarterly each year. The Committee may establish its own schedule, provided that it shall provide such schedule to the Board in advance. The chairperson of the Committee or a majority of the Members may call special meetings of the Committee upon notice as is required for special meetings of the Board in accordance with the Company’s bylaws. A majority of the appointed Members, but not less than two (2) Members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee may meet with any person or entity in executive session as desired by the Committee. The Committee shall meet with the Company’s independent auditors, at such times as the Committee deems appropriate, to review the independent auditor’s examination and management report.

Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all Members consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Minutes

The Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

ESSEX
PROPERTY TRUST, INC.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

	For	Withhold		For	Withhold
01 - George M. Marcus	☐	☐	03 - William A. Millichap	☐	☐
02 - Gary P. Martin	☐	☐			

B Issues

The Board of Directors recommends a vote FOR the following proposal.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

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001CD40001 00IVVG

Proxy - Essex Property Trust

925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 9, 2006

Keith R. Guericke and Michael J. Schall (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc, to be held on Tuesday, May 9, 2006, at 1:00 p.m., Pacific Time at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, and any adjournments or postponements thereof.

SEE REVERSE SIDE: **If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.**

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.